Exhibit (p)(12)

CODE OF ETHICS

TYPHON CAPITAL MANAGEMENT

Last updated March 2, 2019

+1.312.836.1180 info@typhoncap.com	Typhon Capital Management, LLC	1776 N. Pine Island Rd., Suite 316 Plantation, FL 33322

TABLE OF CONTENTS

Contents

CODE OF ETHICS.................................................................................................................................................................................................	1

TYPHON CAPITAL MANAGEMENT...................................................................................................................................................................	1

TABLE OF CONTENTS ........................................................................................................................................................................................	2

STATEMENT OF PRINCIPLES .............................................................................................................................................................................	3

SECTION I: PERSONAL TRADING TRANSACTIONS ......................................................................................................................................	4

SECTION II: GIFTS AND ENTERTAINMENT ....................................................................................................................................................	9

SECTION III: COMPLIANCE WITH APPLICABLE FEDERAL LAWS ..............................................................................................................	11

SECTION IV: REPORTING VIOLATIONS ...........................................................................................................................................................	12

SECTION V: BOOKS AND RECORDS ...............................................................................................................................................................	12

SECTION VI: OUTSIDE BUSINESS ACTIVITIES ..............................................................................................................................................	13

SECTION VII: POLITICAL CONTRIBUTIONS ..................................................................................................................................................	13

ANNEX A: CFTC Disciplinary Registration Compliance Questionnaire ...................................................................................................................	14

ANNEX B: Outside Business Activities and Conflicts Disclosure Form ....................................................................................................................	17

ANNEX C: PERSONAL HOLDINGS REPORT ..................................................................................................................................................	21

+1.312.836.1180 info@typhoncap.com	Typhon Capital Management, LLC	1776 N. Pine Island Rd., Suite 316 Plantation, FL 33322

The following code of ethics (the “Code”) pertains to the investment advisory activities and business of Typhon Capital Management (the “Firm”).
All staff must receive and review the Code and certify their adherence to the Code and the Staff member Trading Policy using the Firm’s personal trading software (the “Software”). The Firm’s Compliance Officer shall review the Code at least annually for its adequacy and the effectiveness of its implementation and distribute any amendments or updates to all staff. A record shall be maintained of the review and any changes made to the Code for a period of five (5) years from the date of the review/revision.
All staff must receive and review any amendments or updates to the Code and certify their adherence using the Firm’s Software that such staff member has been provided with, read and understood any such amendment or update to the Code.
Any questions about the matters covered by this Code should be addressed to the Compliance Officer.
References to “staff” throughout this Code shall mean staff members, partners, associated persons, temporary staff members, consultants, officers, and directors of the Firm.

STATEMENT OF PRINCIPLES

The Firm is committed to conducting business in accordance with all applicable laws and regulations and in an ethical and professional manner. In addition, to the extent the Firm has a fiduciary duty to the investors in the private investment funds and other accounts that are or may be managed by the Firm (each an “Account” and collectively, the “Accounts”), all staff must conduct their business on behalf of the Firm in a manner consistent with such fiduciary duty.
Each staff member of the Firm is responsible for reading, understanding and complying with all the policies and procedures contained in this Code that apply to him or her. A staff member should consult the Compliance Officer if he or she has a question about the legality, appropriateness or ethical implications

+1.312.836.1180 info@typhoncap.com	Typhon Capital Management, LLC	1776 N. Pine Island Rd., Suite 316 Plantation, FL 33322

of a proposed or completed course of action. The Firm has also adopted the CFA Code of Ethics which can be found here.

SECTION I: PERSONAL TRADING TRANSACTIONS

1.1 Purpose

The Firm has legal and ethical responsibilities to its clients to maintain the confidence of proprietary investment research and information and trading information relating to such clients. The Firm must ensure that proprietary research and trading information are used exclusively to enhance the investment performance of the Accounts and that no improper benefits are derived through the misuse or unauthorized distribution of such research and information. In light of the Firm’s line of business, even the perception of impropriety could damage the Firm’s reputation and have serious adverse consequences for the Firm and the staff involved. In addition, the Firm desires to ensure that staff are focusing their time and energy on investments for the Accounts and not on personal investments.
The purpose of this policy is to set forth strict standards for staff regarding trading outside of their duties with the Firm, and to establish clear procedures for the Firm and staff to follow that allow the Firm to monitor and enforce adherence to these standards.
1.2 Statement of Policy
The Firm believes that its staff should devote their full-time best efforts to servicing the needs of the Accounts. In order to ensure that staff are putting forth this effort, the Firm discourages staff from engaging in short-term trading, or trading on margin, trading commodities, futures, derivatives or other volatile securities or financial instruments outside of investment products managed by the Firm. The Firm believes that this policy will enable staff to dedicate their full-time attention to servicing the Accounts, rather than monitoring their personal investment portfolios. In light of the foregoing, the Firm has adopted

+1.312.836.1180 info@typhoncap.com	Typhon Capital Management, LLC	1776 N. Pine Island Rd., Suite 316 Plantation, FL 33322

the following procedures with respect to trading by staff.

Staff may engage in a personal trading transaction without the prior written consent of the Firm’s Compliance Officer. However, staff is prohibited from trading against customer orders or positions and must direct any broker staff uses for personal futures trading to to send copies of the staff member’s brokerages statements directly to the Compliance Officer. Requests to engage in certain personal trading transactions set forth in Section 1.2(b) must be submitted to the Compliance Officer. Approval shall be valid only on the date such approval is granted by the Compliance Officer (unless otherwise specified by the Compliance Officer).
(a) No staff member may engage in a personal trading transaction:
(i) Unless such staff member has caused the related brokerage account to send copies of the staff member's brokerages statements directly to the Compliance Officer.
(ii) Involving any commodity future, option or other instrument which is, or could reasonably be expected to be in the near future, traded in any Account pursuant to the investment mandates of such Account.
(b)      Staff shall not, directly or indirectly, acquire beneficial ownership in any investment in a private placement without the prior written consent of the Compliance Officer. Staff wishing to acquire beneficial ownership in any investment in an initial public offering or in a limited offering (i.e. a private placement) must complete and submit a request to the Compliance Officer.
(c)      Accounts that are under the full discretionary authority of a third party are not subject to the above policy, provided that a letter is provided to the Compliance Officer by the staff member’s asset manager to such effect.
(d)     The following securities are not subject to the above policy: US government obligations (such as T-bills), bankers’ acceptances, bank certificates of deposit, commercial paper, and short-term high quality debt obligations; shares of open-ended mutual funds registered in the US,
+1.312.836.1180 info@typhoncap.com	Typhon Capital Management, LLC	1776 N. Pine Island Rd., Suite 316 Plantation, FL 33322

exchange-traded funds (“ETFs”) (provided, that no trading in a commodity specific ETF which relates closely to any specific commodity which is or could reasonably be expected to be in the near future, traded in any Fund or Account, shall be permitted); money market instruments; shares issued by a unit investment trust; and variable annuity and variable life insurance contracts.

(e) It is the staff member’s responsibility to adhere to the following guidelines:

(i)       PROHIBITION ON INSIDER TRADING – The purchase and sale of investments, or providing advice with respect to such purchase or sale, while possessing material non-public information (“MNPI”) relating to such investment or the communication of such information to others, is or may be prohibited by state and/or Federal laws. If a staff member has any doubt as to whether he or she has any MNPI he or she should discuss the situation with the Compliance Officer, and should generally opt against taking an action in respect of such investment.
(ii)       EXERCISE OF GOOD JUDGMENT – Staff must exercise their own good judgment when engaging in trading transactions and must avoid relaying information obtained as a result of their employment with the Firm to others.

1.3 Applicable Accounts

This Policy applies equally to all Staff member personal accounts (including but not limited to any of the following types of accounts: joint or tenancy in common accounts; retirement accounts (IRA, Roth IRA); custodial accounts on behalf of any dependents; and trust accounts for which the staff member is a trustee as well to the following:

1.  Accounts of members of a staff member’s immediate family (living in the same household);

2.  Accounts for a person who lives in a staff member’s household and over whose purchases, sales, or other trading activities a staff member directly or indirectly exercises influence;
+1.312.836.1180 info@typhoncap.com	Typhon Capital Management, LLC	1776 N. Pine Island Rd., Suite 316 Plantation, FL 33322

3.  Accounts of relatives of a staff member where the staff member “controls” the account, whether by contract, arrangement, or understanding (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);
4.  All direct investments in private companies, private placements (e.g. hedge funds), and any other investment in a private investment vehicle that invests in reportable securities; and

5.  Any other investment account over which a staff member has investment control or discretion (for example, an investment club account).

1.4 Monitoring Procedures
To help assure adherence to this policy, the Firm requires the following monitoring procedures with respect to each of its staff:

(a) Commencement of Employment. Within ten (60) days (or such greater number of days as the Compliance Officer shall allow) after commencing employment, each staff member must complete a holdings report the "Holdings Report") that identifies:

(i)        the names of any brokerage firms, dealers or banks with which the staff member has an account (including, without limitation, 401k accounts, IRA accounts, Keogh Plan accounts and other similar accounts) in which investments are held for such persons direct or indirect benefit, and
(ii)      the names and types of any investments held directly or indirectly by the staff member as of the commencement of employment.
All information submitted must be current as of a date no more than forty-five (45) days prior to the date of submitting such information.
(b) Annual Reports. Each staff member shall submit a Holdings Report at least once during each 12-month period of employment to be received by the Compliance Officer no later than
+1.312.836.1180 info@typhoncap.com	Typhon Capital Management, LLC	1776 N. Pine Island Rd., Suite 316 Plantation, FL 33322

February 15th of each year. The Holdings Report must identify:

(i)        the names of any brokerage firms, dealers or banks with which the staff member has an account (including, without limitation, 401k accounts, IRA accounts, Keogh Plan accounts and other similar accounts) in which investments are held for such persons direct or indirect benefit, and
(c)      Non-Discretionary Accounts. In the case of a staff member having an existing brokerage account managed by an outside investment manager in which the staff member has no investment discretion with respect to investment decisions made with respect to such account, the Firm requires staff to either (i) include the information regarding such account in their Holdings Reports or (ii) submit a letter from the investment manager acknowledging that the staff member has no investment discretion with respect to investment decisions made with respect to such account, and that in the event an individual transaction is requested by the staff member, the investment manager will seek prior approval from the Firm before engaging in such transaction.

(d)      For purposes of the monitoring procedures set forth in clauses (a) through (d) above, the term “investment” shall not include: (i) direct obligations of the government of the United States; (ii) bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issues by money market funds; (iv) shares issued by open-end mutual funds other than mutual funds managed by the Firm or its affiliates or mutual funds whose principal underwriters are affiliates of the Firm; or (v) shares issued by unit investment trusts that are exclusively invested in one or more open-end mutual funds, none of which is a mutual fund that is managed by the Firm or its affiliates or a mutual fund whose principal underwriters are affiliates of the Firm.
+1.312.836.1180 info@typhoncap.com	Typhon Capital Management, LLC	1776 N. Pine Island Rd., Suite 316 Plantation, FL 33322

(e)      The Compliance Officer reviews and monitors all such reports on a periodic basis to assure ongoing compliance with this policy.
(f)        The Compliance Officer may make exceptions to this trading policy on a case-by- case basis. The Compliance Officer will document the reasons for granting any such exception and maintain such documentation for a period of five (5) years.
1.5 Effect of Violation
Staff who violate this policy will be subject to disciplinary action by the Firm, which may include censures, sanctions, fines or immediate termination.

SECTION II: GIFTS AND ENTERTAINMENT

2.1 Statement of Policy
A conflict of interest occurs when the personal interest of staff interfere or could potentially interfere with their responsibilities to the Firm or its clients and investors. The overriding principle is that staff should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision- making or make them feel beholden to a person or a firm. Similarly, staff should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or a staff member.

2.2 Gifts

No staff member may receive any gift, service, or other item of more than de minimis value, which for purposes of the Code is set at $250, from any person or entity that does business with or on behalf of the Firm without the prior written approval of the Compliance Officer. No staff member may give or offer to give any gift of more than de minimis value to existing investors, prospective investors, or any person or
+1.312.836.1180 info@typhoncap.com	Typhon Capital Management, LLC	1776 N. Pine Island Rd., Suite 316 Plantation, FL 33322

entity that does business with or on behalf of the Firm without the prior approval of the Compliance Officer. Staff must request prior approval utilizing the Firm’s Software.

2.3 Cash
No staff member may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any person or entity that does business with or on behalf of the Firm.

2.4 Entertainment
No staff member may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Staff may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Any event likely to exceed a de minimis value must be approved in advance by the Compliance Officer.
2.5 Government Officials
No gift or entertainment event of any value involving government officials, or their families, may be given or sponsored by the Firm or any staff member without the prior written approval of the Compliance Officer.

2.6 Solicited Gifts
No staff member may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the staff member refers business, or any other person or entity with whom the Firm does business.
2.7 Reporting
Each staff member must report any gifts or entertainment whether or not of de minimis value received in connection with the staff member's employment to the Compliance Officer. The Compliance Officer may require that any such gift be returned to the provider or that an entertainment expense be repaid by the staff member.
+1.312.836.1180 info@typhoncap.com	Typhon Capital Management, LLC	1776 N. Pine Island Rd., Suite 316 Plantation, FL 33322

SECTION III: COMPLIANCE WITH APPLICABLE FEDERAL LAWS

3.1 Statement of Policy

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described herein, the Code requires all staff to comply with applicable federal laws. These laws include the Commodity Exchange Act, Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002, Title V of the Gramm- Leach-Bliley Act of 1999, any rules adopted by any applicable federal agency under any of these statutes, the Bank Secrecy Act as it applies to commodity trading advisers, and any rules adopted thereunder by the National Futures Association, any applicable Federal agency, or the Department of the Treasury.
Without limiting the generality of the foregoing, no staff member shall:

(i) defraud a client in any manner;

(ii) mislead a client, including by making a statement that omits material facts;

(iii) engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;

(iv) engage in any manipulative practice with respect to a client; or

(v) engage in any manipulative practice with respect to any commodity or security, including price manipulation.

+1.312.836.1180 info@typhoncap.com	Typhon Capital Management, LLC	1776 N. Pine Island Rd., Suite 316 Plantation, FL 33322

SECTION IV: REPORTING VIOLATIONS

4.1 Statement of Policy

Every staff member must immediately report any violation of the Code to the Compliance Officer or, in the Compliance Officer's absence, the Firm’s Portfolio Manager. All reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. The Firm will take appropriate action against any staff member who violates the Code. The Firm will not retaliate against any staff member who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The Compliance Officer will keep records of any violation of the Code, and of any action taken as a result of the violation.

SECTION V: BOOKS AND RECORDS

5.1 Maintenance Requirements

The Firm shall prepare and keep all current the books and records relating to the Code. Such books and records shall include:
•	A copy of each Code that has been in effect at any time during the past five years;
•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
•	A record of all acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person;
•	Holdings Reports made pursuant to the Code;

+1.312.836.1180 info@typhoncap.com	Typhon Capital Management, LLC	1776 N. Pine Island Rd., Suite 316 Plantation, FL 33322

SECTION VI: OUTSIDE BUSINESS ACTIVITIES

6.1 Statement of Policy

Staff should not engage in outside business activities that present a conflict of interest with or pose a reputational risk to Typhon's business. In order to evaluate the potential for such conflicts or risks, Typhon requires all staff to complete the “Outside Business Activities and Conflicts Disclosure Form,” via the form in Annex B, attached. Typhon may require that you withdraw from any outside business activity that it believes presents a conflict or risk to Typhon.
A staff member's service on the board of directors of an outside company, as well as certain other outside activities, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with a staff member's duties to the Firm. Accordingly, staff are prohibited from serving on the boards of directors of any outside company, unless the service (i) would not be detrimental to the Firm and/or the Accounts and (ii) has been approved in writing by the Compliance Officer.
The Firm also discourages staff from serving on a creditors committee except as part of the staff member's duties at the Firm. Accordingly, a staff member must obtain prior written approval from the
Compliance Officer prior to serving on a creditors committee.

SECTION VII: POLITICAL CONTRIBUTIONS

7.1 Statement of Policy

No staff member may make a political contribution without the prior approval of the Compliance Officer. Staff can request approval utilizing the Firm’s Software. Any such approved political contributions are subject to the certifications set forth in the Annual Reports.
+1.312.836.1180 info@typhoncap.com	Typhon Capital Management, LLC	1776 N. Pine Island Rd., Suite 316 Plantation, FL 33322